Exhibit 10.70

[Bank of America Letterhead]

February 23, 2009

ArthroCare Corporation
7500 Rialto Boulevard
Building Two, Suite 100
Austin, Texas 78735
Attention:	Mr. Jeffrey Templer Mr. Richard Rew, Senior Vice-President and General Counsel

Re:
Credit Agreement dated as of January 13, 2006 (as amended by that certain First Amendment dated as of December 18, 2007, that certain Second Amendment and Consent dated as of November 26, 2008, that certain Waiver dated as of January 16, 2009 and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the "Credit Agreement") by and among ArthroCare Corporation, a Delaware corporation, as Borrower (the "Borrower"), the banks and other financial institutions party thereto from time to time, as Lenders (the "Lenders") and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C issuer (the "Administrative Agent"), Each capitalized term used herein but not defined herein shall be defined in accordance with the Credit Agreement.

Dear Messrs. Templer and Rew:

As you are aware, the Borrower recently provided the Administrative Agent with certain updated financial information in the form of a power point presentation prepared by the Borrower for the Lenders. In addition, on February 17, 2009, you provided us with a draft press release which was then released to the public (in substantially similar form) on February 18, 2009. After reviewing the foregoing items and other information, this letter is to inform you that, as of the date of this letter, the following Events of Default exist under the Credit Agreement (collectively, the "Existing Events of Default"):

(a)    Events of Default under Section 8.01(b) of the Credit Agreement resulting from the Borrower's failure to comply with Section 7.12(c) of the Credit Agreement for the fiscal quarters ended as of March 31, 2008, June 30, 2008 and September 30, 2008;

(b)    Events of Default under Section 8.01(c) of the Credit Agreement resulting from:

(i)	the Borrower's failure to comply with the requirements set forth in Section 6.08 of the Credit Agreement; and

ArthroCare Corporation
February 23, 2009

(ii)
the Borrower's failure to comply with the requirements set forth in that certain Consent dated as of May 17, 2007 (the "Consent") related to the Beam One Loan (as defined in the Consent) and the Factoring Arrangement (as defined in the Consent);

in each case with respect to the foregoing clauses (i) and (ii), which failures by the Borrower have continued for at least thirty (30) days in each instance; and

(c)    an Event of Default under Section 8.01(d) of the Credit Agreement resulting from incorrect and/or misleading representations made under Sections 5.01(d), 5.05(c), 5.05(d), and 5.16.

This is to further notify you that, by virtue of the existence of the Existing Events of Default, and in addition to any pertinent provision of any other Loan Document, the Administrative Agent and the Lenders are not required to honor (and presently do not intend to honor) any Credit Extension (other than a continuation or conversion of an existing Eurocurrency Rate Loan or the possible extension/renewal of an existing Letter of Credit).

While the Administrative Agent and the Lenders are not presently exercising any other rights, powers, or remedies available to them with respect to the Existing Events of Default described above, nothing contained herein shall be deemed to constitute any waiver by the Administrative Agent or the Lenders of any such Events of Default, and the Administrative Agent, on behalf of itself and the Lender, hereby expressly reserves all rights, powers, and remedies, and shall be entitled, to pursue at any time and from time to time, without notice, demand or any other action, any and all rights, powers, and/or remedies provided under the Credit Agreement and/or the other Loan Documents, at law, in equity or otherwise, whether or not with respect to any Existing Events of Default or any other Events of Default, all in the sole and absolute discretion of the Administrative Agent and the Lenders. Neither this letter nor any other communication between the Administrative Agent and/or the Lenders, on the one hand, and the Borrower, on the other hand, shall be construed as a consent, waiver, forbearance or other modification with respect to any term, condition or other provision of the Credit Agreement and/or any other Loan Document. Neither this letter, any other communication between the Administrative Agent and/or the Lenders, on the one hand, and the Borrower, on the other hand, nor any act or omission on the part of the Administrative Agent and/or the Lenders constitutes, or shall be deemed to constitute, a course of conduct or a course of dealing so as to justify an expectation by the Borrower that the Administrative Agent and the Lenders will not exercise any rights or remedies available to them with respect to any Existing Event of Default, any other existing Event of Default or any subsequent Event of Default or an expectation by the Borrower that the Administrative Agent and the Lenders will waive any Existing Event of Default, any other existing Event of Default or any subsequent Event of Default.

Without limiting the generality of the foregoing, nothing contained herein is intended to or shall be deemed to constitute any binding commitment or other agreement on behalf of the Administrative Agent or the Lenders to enter into any amendment to the Credit Agreement or any forbearance or other type of agreement with respect to the Existing Events of Default or any other Events of Default, including, without limitation, to extend any funding or loan commitment

ArthroCare Corporation
February 23, 2009

pursuant to any such amendment or other type of agreement. As conspicuously set forth in the Credit Agreement, only terms in writing executed by the Administrative Agent and the requisite Lenders (and not other terms or oral promises) are enforceable against the Administrative Agent or the Lenders.

As we have discussed with you, the undersigned now has primary day-to-day responsibility for the administration of this credit at the Administrative Agent, and accordingly, communications under Section 10.02 of the Credit Agreement should be directed to his attention. The Administrative Agent also has retained special counsel in connection with this matter, who should also be included in any such communications at the following address: Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606-4637, Attention: Thomas S. Kiriakos (#######@#########).

Sincerely,

BANK OF AMERICA, N.A., as Administrative Agent on behalf of the Lenders

By : /s/ David Maiorella
Name: David Maiorella
Title: Senior Vice President
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